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As filed with the Securities and Exchange Commission on April 18, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	22-3305147 (I.R.S. Employer Identification Number)

343 Thornall Street
Edison, New Jersey 08837-2206
(732) 590-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mitchell E. Hersh
President and Chief Executive Officer
Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837-2206
(732) 590-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blake Hornick, Esq.
Seyfarth Shaw LLP
620 Eight Avenue
New York, New York 10018
(212) 218-3338

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.    ☐

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($0.01 par value)	5,453,940(1)(2)	$20.47(3)	$111,642,152(3)	(1)

(1)
The 5,453,940 shares of common stock covered by this registration statement consist of 5,453,940 unsold shares of common stock (the "Unsold Securities") from the Registration Statement on Form S-3 filed by the registrant on April 27, 2011, File No. 333-173750 (the "2011 Registration Statement"). The 2011 Registration Statement is subject to expiration on the third anniversary of the date of filing with the Commission pursuant to Rule 415(a)(5) under the Securities Act. Pursuant to Rule 415(a)(6) under the Securities Act, the Unsold Securities and the related filing fee previously deemed paid in connection with the 2011 Registration Statement are being carried forward to this registration statement.

(2)
Pursuant to Rule 416 under the Securities Act, such number of shares registered hereby shall include an indeterminate number of common stock that may be issued in connection with a share split, share dividend or similar event, for which no separate consideration will be paid.

(3)
Calculated pursuant to Rule 457(c) under the Securities Act based on the average high and low prices reported per share of common stock on the New York Stock Exchange on April 14, 2014.

PROSPECTUS

MACK-CALI REALTY CORPORATION
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

        We are pleased to offer you the opportunity to participate in the Mack-Cali Realty Corporation Dividend Reinvestment and Stock Purchase Plan, or the Plan. The Plan has two components: a dividend reinvestment component and a direct share purchase component. The dividend reinvestment component provides our stockholders with an easy and economical way to designate all or any portion of the cash dividends on our common stock, par value $0.01 per share, for reinvestment in additional shares of our common stock. The direct share purchase component permits our stockholders and new investors to purchase shares of our common stock in an economical and convenient manner. This prospectus relates to 5,453,940 shares of our common stock that may be issued under the Plan, all of which were previously registered but not sold.

PLAN HIGHLIGHTS

  •
  You may participate in the Plan if you currently own shares of our common stock. If you do not own any common stock, you can participate in the Plan by making your initial investment in our common stock through the Plan with a minimum initial investment of $2,000.

  •
  Once you are enrolled in the Plan, you may buy additional shares of our common stock by automatically reinvesting all or a portion of the cash dividends paid on your shares of common stock.

  •
  Once you are enrolled in the Plan, you may buy additional shares of common stock by making optional cash investments of $100 to $5,000 per month. In certain instances, however, we may, in our sole and absolute discretion, permit greater optional cash investments.

        Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner. Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the Plan, please call the Plan Administrator, Computershare Trust Company, N.A., toll free at 1-800-317-4445 24 hours a day, seven days a week. Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 5:00 P.M. Eastern time. You can also go to Computershare's website at www.computershare.com/investor.

        We are a Maryland corporation incorporated in 1994. Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000. We maintain an Internet website at www.mack-cali.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus. We are a fully-integrated, self-administered, self-managed real estate investment trust ("REIT") providing leasing, management, acquisition, development, construction and tenant-related services for our properties. To ensure that we continue to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, no stockholder may own more than 9.8% (in value or number) of the outstanding shares of any class or series of our common or preferred equity. See "Description of Certain Provisions of Maryland Law and Our Charter and Bylaws—Ownership Limitations and Restrictions on Transfer."

        Our common stock is listed on The New York Stock Exchange under the symbol "CLI." The closing price of our common stock as reported on The New York Stock Exchange on April 17, 2014 was $20.28 per share.

        You should carefully read and consider the risk factors under Part I, Item 1A in our most recent Annual Report on Form 10-K, as such risk factors may be supplemented or amended from time to time in Part II, Item 1A of our Quarterly Reports on Form 10-Q, for risks relating to investments in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2014

 ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC").

        This prospectus provides you with a general description of the Plan and the securities we may offer thereunder. You should read this prospectus and the other information described in "Available Information" and "Incorporation of Certain Documents by Reference" prior to investing.

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context otherwise requires, all references in this prospectus to the "registrant," "we," "us," "our," or "the Company" include Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities controlled by us, including Mack-Cali Realty, L.P., a Delaware limited partnership. All references in this prospectus to the "Operating Partnership" include Mack-Cali Realty, L.P. and any subsidiaries or other entities that the Operating Partnership owns or controls. All references in this prospectus to "common stock" refer to our common stock, par value $.01 per share. All references in this prospectus to "units" refer to the units of limited partnership interest in the Operating Partnership.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        We consider portions of this prospectus, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "continue" or comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

        Among the factors about which we have made assumptions are:

  •
  risks and uncertainties affecting the general economic climate and conditions, which in turn may have a negative effect on the fundamentals of our business and the financial condition of our tenants and residents;

  •
  the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

  •
  the extent of any tenant bankruptcies or of any early lease terminations;

  •
  our ability to lease or re-lease space at current or anticipated rents;

  •
  changes in the supply of and demand for our properties;

  •
  changes in interest rate levels and volatility in the securities markets;

  •
  changes in operating costs;

  •
  our ability to obtain adequate insurance, including coverage for terrorist acts;

  •
  the availability of financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense;

  •
  changes in governmental regulation, tax rates and similar matters; and

  •
  other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants or residents will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

        For further information on factors which could impact us and the statements contained herein, see the "Risk Factors" under Part I, Item 1A in our most recent Annual Report on Form 10-K for risks relating to investments in our securities, as such risk factors may be supplemented or amended from time to time under Part II, Item 1A of our Quarterly Reports on Form 10-Q. We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

 AVAILABLE INFORMATION

        We file annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is: http://www.sec.gov. In addition, our common stock is listed on The New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, copies of our annual, quarterly, and current reports of may be obtained from our website at http://www.mack-cali.com. The information available on or through our website is not a part of this prospectus or any prospectus supplement.

        We have filed with the Securities and Exchange Commission an automatic shelf registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or from its web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        In this document, we "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the offering is completed:

  (1)
  Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 3, 2014; and

  (2)
  Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on May 12, 2014, as filed with the Securities and Exchange Commission on April 14, 2014; and

  (3)
  Our Current Reports on Form 8-K (File No. 1-13274) as filed with the Securities and Exchange Commission on February 27, 2014, March 3, 2014 (excluding the information furnished therein under Items 2.02, 7.01 and 9.01) and March 21, 2014;

  (4)
  The description of our common stock and the description of certain provisions of Maryland Law contained in:

  i.
  Our Registration Statement on Form 8-A dated August 9, 1994;

  ii.
  Our Articles of Restatement dated September 18, 2009; and

  iii.
  Any amendments or reports filed for the purpose of updating such description.

        Except as otherwise indicated, all documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        We will provide, free of charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless specifically incorporated by reference. To request a copy of those documents, you should contact us as set forth below under "Information About Us."

INFORMATION ABOUT US

        We are a fully-integrated, self-administered and self-managed real estate investment trust ("REIT") that owns and operates a real estate portfolio comprised predominantly of Class A office and office/flex properties located primarily in the Northeast with a recent emphasis on expansion into the multi-family rental sector in the same markets. We perform substantially all real estate leasing, management, acquisition, development and construction services on an in-house basis.

        As of December 31, 2013, we owned or had interests in 279 properties, consisting of 267 commercial properties, primarily class A office and office/flex properties, totaling approximately 31.0 million square feet, leased to approximately 2,000 commercial tenants and 12 multi-family rental properties containing over 3,600 residential units, plus developable land (collectively, the "Properties"). The Properties are comprised of: (a) 247 wholly-owned or Company-controlled properties consisting of 135 office buildings and 95 office/flex buildings aggregating approximately 27.6 million square feet, six industrial/warehouse buildings totaling approximately 387,400 square feet, five multi-family properties totaling 1,081 apartments, three stand-alone retail properties totaling approximately 40,000 square feet, and three land leases (collectively, the "Consolidated Properties"); and (b) 22 office and two retail properties, aggregating approximately 3.0 million square feet, seven multi-family properties totaling 2,597 apartments, and a 350-room hotel, which are owned by unconsolidated joint ventures in which the Company has investment interests. Unless otherwise indicated, all references to square feet represent net rentable area. As of December 31, 2013, the office, office/flex, industrial/warehouse and stand-alone retail properties included in the Consolidated Properties were 86.1 percent leased. Percentage leased includes all leases in effect as of the period end date, some of which have commencement dates in the future, and leases that expire at the period end date. Leases that expire as of December 31, 2013 aggregate 690,895 square feet, or 2.5 percent of the net rentable square footage. The Properties are located in seven states, primarily in the Northeast, and the District of Columbia.

        Our historical strategy has been to focus our operations, acquisition and development of office properties in high-barrier-to-entry markets and sub-markets where we believe we are, or can become, a significant and preferred owner and operator. With changing work force demographics and reduced demand for suburban office properties in our markets, we intend to leverage our experience and expertise in our core Northeast markets to aggressively pursue multi-family rental investments in those markets, both through acquisitions and development, both wholly owned and through joint ventures. This strategy includes selectively disposing of office and office/flex assets and re-deploying proceeds to multi-family rental properties, as well as the repositioning of a portion of our office properties and land held for development to multi-family rental properties.

        Our shares of common stock are listed on The New York Stock Exchange under the symbol "CLI." We have paid regular quarterly distributions on our common stock since we commenced operations as a REIT in 1994. We intend to continue making regular quarterly distributions to the holders of our common stock. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

        Substantially all of our interests in our properties are held by, and our operations are conducted through, the Operating Partnership, or by entities controlled by the Operating Partnership. We are the sole general partner of the Operating Partnership. As of March 31, 2014, we, as general partner, own approximately 88.5% percent of the outstanding common partnership units of the Operating Partnership. We are a Maryland corporation incorporated in 1994. Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000. We maintain an Internet website at www.mack-cali.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus or any prospectus supplement.

 SUMMARY OF THE PLAN

        The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

Enrollment:	You can participate in the Plan if you currently own shares of our common stock by submitting a completed Enrollment Form. You may obtain an Enrollment Form from the Plan's administrator, Computershare Trust Company, N.A. Please see "Terms and Conditions of the Plan—6. How do I enroll in the Plan?" for more detailed information.
Initial Investment:

If you do not own any shares of our common stock, you can participate in the Plan by making an initial investment in our common stock through the Plan with a minimum initial investment of $2,000. Please see "Terms and Conditions of the Plan—5. Who is eligible to participate in the Plan?" for more detailed information.

Reinvestment of Dividends:

You can reinvest your cash dividends on all or a portion of your shares of our common stock. You will be able to purchase additional shares of our common stock by reinvesting your dividends, without paying fees. Please see "Terms and Conditions of the Plan—6. How do I enroll in the Plan?" for more detailed information.

Optional Cash Investments:

After you are enrolled in the Plan, you can buy additional shares of our common stock without paying fees. You can invest a minimum of $100 up to a maximum of $5,000 in any one month by check or automatic deductions from your account at a United States bank or financial institution. Under certain circumstances, we may approve a written request to waive the $5,000 per month maximum amount. Please see "Terms and Conditions of the Plan—6. How do I enroll in the Plan?" for more detailed information.

Source of Shares:

The Administrator of the Plan will purchase shares of our common stock directly from us as newly issued shares of common stock, in the open market or in privately negotiated transactions with third parties. Please see "Terms and Conditions of the Plan—8. How are shares purchased under the Plan?" for more detailed information.

Purchase Price:

Under the Plan, with respect to reinvested dividends and optional cash investments of $5,000 or less, the purchase price for shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange on the applicable investment date, or if no trading occurs in shares of our common stock on the applicable investment date, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. With respect to optional cash investments of greater than $5,000, the purchase price for newly issued shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each investment date, or if no trading occurs in shares of our common stock on such trading day, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported, less any discount. The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the price paid for such shares on the relevant investment date. Please see "Terms and Conditions of the Plan—8. How are shares purchased under the Plan?" for more detailed information.

Tracking your Investment:

You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see "Terms and Conditions of the Plan—14. How will I keep track of my investments" for more detailed information.

Administration:

Computershare Trust Company, N.A. will serve as the Administrator of the Plan. You should send all correspondence with the administrator to: P.O. Box 30170, College Station, TX 77842-3170. You may call the Administrator at 1-800-317-4445. You can also go to Computershare's website at www.computershare.com/investor. Please see "Terms and Conditions of the Plan—4. Who will administer the Plan?" for more detailed information.

TERMS AND CONDITIONS OF THE PLAN

        The following constitutes our Dividend Reinvestment and Stock Purchase Plan. All references in this prospectus to "common stock" refer to our common stock, par value $0.01 per share.

Purpose

1.     What is the purpose of the Plan?

        The primary purpose of the Plan is to give holders of record of common stock a convenient and economical way to increase their holdings or for other interested investors to make an initial investment in our common stock. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in shares of our common stock. The Plan is designed to benefit long-term investors who want to increase their investment in our common stock. We may also use the Plan to raise additional capital through the direct sale of shares of our common stock to stockholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the cash purchase feature of the Plan will allow for these sales to raise additional capital. Participants may also elect to make optional cash investments through the Plan Administrator, Computershare Trust Company N.A., which we refer to as Computershare or the Administrator.

        Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan. Enrollment forms are included with this prospectus and are also available, and may be completed, online. You can access these services through Computershare's website, www.computershare.com/investor.

Participation Options

2.     What are my investment options under the Plan?

        Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:

  •
  FULL DIVIDEND REINVESTMENT.  You may reinvest cash dividends paid on all of your shares of common stock to purchase additional shares of common stock if you have at least 50 shares of common stock in your Plan account. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

  •
  PARTIAL DIVIDEND REINVESTMENT.  You may reinvest cash dividends paid on a specified amount of your shares of common stock to purchase additional shares of common stock if you have at least 50 shares of common stock in your Plan account. You must elect to reinvest the dividends on at least 50 shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

  •
  OPTIONAL CASH INVESTMENTS ONLY.  You may make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock. You may request, and in certain instances we will approve, a waiver from us permitting you to make optional cash investments in an amount greater than $5,000 per month. See Question 10 to learn how to request such a waiver.

Benefits and Disadvantages

3.     What are the benefits and disadvantages of the Plan?

        Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

  •
  There are no costs associated with the Plan that you must pay, except for costs related to your voluntary selling of shares of common stock or withdrawal from the Plan. Therefore, you will no longer need to pay brokerage commissions or service fees to purchase common stock. (Please see the "Plan Service Fees Schedule" attached as Annex A for a detailed description of the costs for which you will be responsible).

  •
  You will get the convenience of having all or a portion of your cash dividends automatically reinvested to purchase additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your account, you will receive full investment of your dividends and optional cash investments.

  •
  You may make cash investments even if you do not elect to participate in the Plan's dividend reinvestment option. You may make cash purchases whether you currently own shares of common stock or are a new investor.

  •
  The Plan offers a "share safekeeping" service that allows you to deposit your common share certificates with the Plan Administrator at no cost and to have your ownership of common stock purchased under the Plan maintained on the Plan Administrator's records in uncertificated, "book-entry" form as part of your Plan account, if you so desire.

  •
  You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your account, including purchases, sales and latest balances.

  •
  You will have the flexibility of making optional cash investments of $100 to $5,000 in any one month to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

  •
  At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your account.

        Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

  •
  We may not offer a discount on purchases of common stock made through dividend reinvestments or optional cash investments, although we reserve the right to offer any such discount in the future.

  •
  Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

  •
  Your reinvestment of cash dividends will result in you being treated for U.S. federal income tax purposes as having received a dividend on the dividend payment date (to the extent of our earnings and profits). Such dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

  •
  You may not know the actual number of shares of common stock that the Administrator of the Plan buys for your account until after the applicable Investment Date (as defined in Question 8).

  •
  Because the Administrator of the Plan will buy shares of common stock for your account at an average price per share, the price paid for such shares on any date may be greater than the price at which shares of common stock are then trading.

  •
  Sales of shares of common stock held in your Plan account may be delayed.

  •
  We will not pay interest on funds that we hold pending reinvestment or investment.

  •
  You may not pledge shares of common stock deposited in your Plan account unless you withdraw such shares from the Plan.

Administration

4.     Who will administer the Plan?

        ADMINISTRATOR.    Computershare, a registered transfer agent, or such other entity as we may designate, will serve as the Administrator of the Plan. The Administrator (a) acts as your agent, (b) keeps records of all Plan accounts, (c) sends your account statements to you, (d) buys and sells, at your direction, all shares of common stock under the Plan, and (e) performs other duties relating to the Plan.

        You should direct all correspondence and inquiries concerning the Plan to the Administrator as follows:

        BY MAIL:

  Mack-Cali Dividend Reinvestment and Stock Purchase Plan
  c/o Computershare
  P.O. Box 30170
  College Station, TX 77842-3170

        Be sure to include a reference to Mack-Cali Realty Corporation in your correspondence.

        BY TELEPHONE:

        1-800-317-4445 Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 5:00 P.M. Eastern time.

        BY INTERNET:

        www.computershare.com/investor

        Through Computershare's online services, you may:

  •
  Enroll in the Plan;

  •
  Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional common shares;

  •
  Establish automatic monthly investments;

  •
  Change your dividend reinvestment election;

  •
  Review your transaction history and position summary;

  •
  Request certificates;

  •
  Arrange for online sales of some or all of your shares;

  •
  Download enrollment and other forms;

  •
  Update personal information;

  •
  Receive transaction confirmations via email; and

  •
  Arrange to receive our annual reports and other materials over the Internet.

        You can access these services through the Investor Centre section of Computershare's website, www.computershare.com/investor. Participation in the Plan through the Internet is entirely voluntary. If you are currently one of our stockholders, you will need your account number, social security number and password to access your account online.

        SUCCESSOR TO ADMINISTRATOR.    We may replace the Administrator with a successor Administrator at any time. The Administrator may resign as Administrator of the Plan at any time. In either such case, we will appoint a successor Administrator, and will notify you of such change.

Participation

        For purposes of this section, we generally have based our responses upon the method by which you hold your shares of common stock. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own shares of common stock in your own name. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own (for example, the shares are held in the name of a broker, bank or other nominee). If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you will have to either become a record owner by having one or more shares transferred into your own name or coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares are held.

5.     Who is eligible to participate in the Plan?

        You may participate in the Plan if you meet the following requirements:

        MINIMUM OWNERSHIP INTEREST.    You may directly join the Plan if you are a registered holder of common stock. If you are a beneficial owner of shares of common stock and wish to participate in the Plan, you either should (1) direct your broker, bank or other nominee in whose name your shares are held to transfer through the direct registration system at least one share of common stock to your name, using a Direct Registration Transfer Instruction Form or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, using a Broker and Nominee Form. Forms of a Direct Registration Transfer Instruction Form and a Broker and Nominee Form are filed as exhibits to the registration statement of which this prospectus is a part. However, you should consult your own broker, bank or other nominee to determine whether these forms are acceptable to them or whether they require additional or other documentation to initiate the process for you to begin participating in the Plan.

        If you are an interested investor who is not yet a stockholder, you initially must purchase from us at least $2,000 of common stock in order to participate in the Plan. This initial purchase will enable you to participate in both the optional cash investment and dividend reinvestment portions of the Plan. You may purchase shares of common stock pursuant to this paragraph in the manner set forth in Question 8.

        NON-TRANSFERABILITY OF RIGHT TO PARTICIPATE.    You may not transfer your right to participate in the Plan to another person.

        FOREIGN LAW RESTRICTIONS.    You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

        EXCLUSION FROM PLAN FOR SHORT-TERM TRADING.    You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common stock. In such case, we may prevent you from participating in the Plan.

        EXCLUSION FROM PLAN AT OUR ELECTION.    Notwithstanding any other provisions in this prospectus, we reserve the right to prevent you from participating in the Plan for any reason. It is in our sole discretion to exclude you from participation in the Plan.

Enrollment

6.     How do I enroll in the Plan?

        If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan. All of the plan enrollment and notice forms referenced herein below are filed as exhibits to the registration statement on Form S-3 of which this prospectus is a part and shall be delivered to prospective investors simultaneous with the delivery of this prospectus.

        FORMS.    To enroll and participate in the Plan, you must complete an Enrollment Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Enrollment Form. If you are eligible to participate in the Plan, you may sign and return the Enrollment Form to join the Plan at any time.

        However, if you are a beneficial owner of common stock and wish to enroll and participate in the Plan, you must either (1) instruct your broker, bank or other nominee in whose name your shares are held to complete and sign a Broker and Nominee Form, or (2) sign and return an Enrollment Form and instruct your broker, bank or other nominee in whose name your shares are held to transfer through the direct registration system at least one share of common stock to your name using a Direct Registration Transfer Instruction Form. Forms of a Direct Registration Transfer Instruction Form and a Broker and Nominee Form are filed as exhibits to the registration statement of which this prospectus is a part. However, you should consult your own broker, bank or other nominee to determine whether these forms are acceptable to them or whether they require additional or other documentation to initiate the process for you to begin participating in the Plan.

        If you are an interested investor who is not presently a stockholder, but you desire to participate in the Plan upon making an initial purchase from us of at least $2,000 of common stock, you may join the Plan by completing the Initial Enrollment Form and forwarding it, together with such funds, to the Administrator. You may obtain an Initial Enrollment Form at any time by writing to the Administrator at the address set forth in Question 4.

        CHOOSING YOUR INVESTMENT OPTION.    When completing the Enrollment Form, you should choose one of the three investment options discussed in Question 2 and repeated below:

  •
  "Full Dividend Reinvestment"—This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in shares of common stock. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

  •
  "Partial Dividend Reinvestment"—This option directs the Administrator to reinvest cash dividends paid on a specified amount of shares of common stock then owned by you in shares of common stock. We will continue to pay you cash dividends on the remaining shares of common stock, when and if declared by our board of directors. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

  •
  "Optional Cash Investments Only"—This option permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock. We will continue to pay you cash dividends, when and if declared by our board of directors, on the shares of common stock owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the Plan.

        You should choose your investment option by checking the appropriate box on the Enrollment Form or Initial Enrollment Form, as applicable. If you sign and return either of the forms without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all shares of common stock registered in your name.

        The Administrator automatically will reinvest all cash dividends paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of common stock held in your account. The Administrator will credit in book-entry form the common stock purchased with your reinvested dividends to your account.

        CHANGING YOUR INVESTMENT OPTION.    You may change your investment option by completing and signing a new Enrollment Form and returning it to the Administrator of the Plan, by calling the Administrator at 1-800-317-4445 or through the Internet at www.computershare.com/investor. The Administrator must receive any such change before the record date for a dividend payment in order for such change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment before the record date for a dividend payment in order to reinvest for such new number of shares on the next Investment Date.

        THE BROKER AND NOMINEE FORM.    If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must complete a Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your shares are held, holding your common stock in the name of a major securities depository, may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your shares are held must submit a Broker and Nominee Form to the Administrator each time such broker, bank or other nominee in whose name your shares are held transmits optional cash investments on your behalf. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee in whose name your shares are held must have submitted a completed Enrollment Form on your behalf. A form of the Broker and Nominee Form is filed as an exhibit to the registration statement of which this prospectus is a part. However, you should consult your own broker, bank or other nominee to determine whether these forms are acceptable to them or whether they require additional or other documentation to initiate the process for you to begin participating in the Plan.

        The Administrator must receive a Broker and Nominee Form and appropriate instructions at least three business days before the applicable record date or the optional cash investment will not be invested until the following Investment Date.

7.     When will my participation in the Plan begin?

        The date on which the Administrator receives your properly completed Enrollment Form or Initial Enrollment Form, as applicable, will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date after receipt of either form, provided it receives the Enrollment Form or the Initial Enrollment Form before the record date set for the related dividend payment.

        If you choose the optional cash investments only option and wish to invest $5,000 or less in any one month, the Administrator will purchase shares of common stock for you on the Investment Date after receipt of both your Enrollment Form or the Initial Enrollment Form, as applicable, and the proper funds to be invested, provided it receives such form and funds two business days immediately preceding such Investment Date. If the Administrator receives your Enrollment Form or Initial Enrollment Form, as applicable, and funds for optional cash investment after such date, then the Administrator will hold your funds, without interest, for investment on the next Investment Date. Please see the provisions of Question 10 if you wish to invest more than $5,000. Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan.

Purchases

8.     How are shares purchased under the Plan?

        INITIAL PURCHASE OF COMMON STOCK.    If you are an interested investor who is not yet our stockholder, then you initially may direct the Administrator to purchase for your account at least $2,000 worth of common stock, thus making you eligible to participate in the Plan. You should send, together with your Authorization Form, a check (payable to "Computershare-Mack-Cali") in an amount from $2,000 to $5,000 to the Administrator at the address set forth in Question 4. The other provisions of this Question 8 will apply to your purchase of shares of common stock in this manner.

        SOURCE OF THE SHARES OF COMMON STOCK.    The Administrator will use all dividends reinvested through the Plan and all optional cash investments to buy either newly issued shares of common stock directly from us or shares of common stock on the open market or in privately negotiated transactions with third parties, or a combination of both, at our discretion. Shares of common stock purchased directly from us will consist of authorized but unissued shares of common stock (including shares held in our treasury, if any).

        INVESTMENT DATES.    When the Administrator purchases shares of common stock from us, such purchases shall be made on the "Investment Date" in each month. If the Administrator is buying shares of common stock directly from us through dividend reinvestment or optional cash investments of $5,000 or less, then the Investment Date will occur on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day (as defined below) of any month in which we do not pay a cash dividend.

        If the Administrator is buying shares of common stock directly from us through an optional cash investment of greater than $5,000 pursuant to a request for waiver (see Question 10 for how to obtain such a waiver), then there will be ten (10) Investment Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth ( 1/10) of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Waiver Price" in Question 10 below.

        The "Pricing Period" is the period encompassing the ten consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day of any month in which we do not pay a cash dividend. A "trading day" is a day on which trades in common stock are reported on the New York Stock Exchange.

        If the Administrator is buying shares of common stock for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional cash investments as soon as is practical after the applicable Investment Date.

        In the past, record dates for dividends have preceded the dividend payment dates by approximately one to three weeks. We historically have paid dividends on or about the fifteenth business day of each January, April, July and October. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.

        We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

        PRICE OF SHARES OF COMMON STOCK.    If the Administrator purchases shares of common stock directly from us, then with respect to reinvested dividends and optional cash investments of $5,000 or less, the Administrator will pay a price equal to 100% (subject to change) of the average of the daily high and low sales price for a share of common stock reported by the New York Stock Exchange on the applicable Investment Date, or, if no trading occurs in shares of common stock on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are reported, computed to six decimal places, if necessary.

        If the Administrator purchases shares of common stock directly from us, then with respect to optional cash investments of greater than $5,000, the Administrator will pay a price equal to 100% (subject to change) of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each Investment Date, or, if no trading occurs in shares of common stock on such trading day, the first trading day immediately preceding the Investment Date for which trades are reported, computed up to six decimal places, if necessary.

        If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to six decimal places, if necessary. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.

        NUMBER OF SHARES TO BE PURCHASED.    If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (i) the dividend on all shares of common stock (including fractional shares) held in your account for which you have requested dividend reinvestment and (ii) any optional cash investments to be made as of that Investment Date.

        If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date.

        As of any Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the third decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

        ADMINISTRATOR'S CONTROL OF PURCHASE TERMS.    With respect to purchases of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

  •
  the exact timing of open market purchases;

  •
  the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

  •
  the prices for the shares of common stock that the Administrator pays;

  •
  the markets on which the Administrator makes such purchases; and

  •
  the persons (including brokers and dealers) from or through which the Administrator makes such purchases.

        COMMINGLING OF FUNDS.    When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.

9.     How do I make optional cash investments?

        You may make optional cash investments at any time if you have submitted a signed Enrollment Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of common stock, (2) an interested investor who has purchased from us at least $2,000 of common stock or (3) a beneficial owner of common stock and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

        CHECK INVESTMENTS.    You may make initial cash investments and additional optional cash investments by check made payable in U.S. dollars to "Computershare-Mack-Cali." Initial investments by new investors must be at least $2,000. Additional optional cash investments by registered holders must be at least $100. The Administrator will not accept cash, traveler's checks, money orders or third party checks. To be effective for a particular Investment Date, the Administrator must receive your optional cash investment (a) at least two business days before that investment date for investments up to $5,000 or (b) one business day before the commencement of the Pricing Period for investments in excess of $5,000. Registered holders should mail their optional cash investments to the Administrator with the transaction form attached to each statement of account sent to them by the Administrator.

        If you are a beneficial owner of common stock, you (through your broker, bank or other nominee) must make all optional cash investments through the use of a Broker and Nominee Form. See Question 6.

        The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the business day before an Investment Date and before the next Investment Date.

        AUTOMATIC INVESTMENTS.    Once you are enrolled in the Plan, you may make automatic optional cash investments by electronic funds transfer from a pre-designated account at a U.S. bank or financial institution. Automatic investments must be for a specified amount, not less than $100 and not greater than $5,000 per investment.

        If automatic deductions are used for optional cash investments, you must complete and sign a Direct Debit Authorization Form and return it to the Administrator with either a voided blank check or a deposit form for the bank account from which funds are to be drawn. Direct Debit Authorization Forms will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature. You can obtain a Direct Debit Authorization Form by contacting the Administrator as indicated in Question 4.

        Once automatic deductions begin, funds will be withdrawn from your bank account on the 9th day of each month or the next business day if the 9th is not a business day. Automatic deductions will continue indefinitely until you notify the Administrator by telephone or in writing that the automatic deductions are to stop.

        You may change or stop automatic deductions by telephone, or in writing to the Administrator. You must complete a new Direct Debit Authorization Form when you transfer ownership of shares or otherwise establish a new account on the Administrator's records, or close or change your designated bank account, or are assigned a new account number by your bank. To be effective for a particular investment date, the Administrator must receive your new instructions at least seven business days before the Withdrawal Date.

        MINIMUM AND MAXIMUM LIMITS.    For any Investment Date that you choose to make an optional cash investment, you must invest at least $100 but not more than $5,000. You may invest an amount greater than $5,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

        ITEMS TO REMEMBER WHEN MAKING OPTIONAL CASH INVESTMENTS.    When making your optional cash investment, you should consider the following:

  •
  All optional cash investments must equal at least $100 but not more than $5,000 per month;

  •
  You do not have to make an optional cash payment in any month;

  •
  You do not have to send the same amount of cash payment each month;

  •
  You must make all optional cash investments in United States dollars; and

  •
  If you send optional cash investments in the form of a check, they must be made payable to "Computershare-Mack-Cali." The Administrator will not accept cash, traveler's checks, money orders or third party checks.

        REFUNDS OF UNINVESTED OPTIONAL CASH INVESTMENTS.    To obtain a refund of optional cash investments which the Administrator has not yet invested, you may send a written request to the Administrator at the address set forth in Question 4 or you may call the Administrator at 1-800-317-4445. The Administrator must receive your request no later than two business days prior to the Investment Date in order to refund your money for such Investment Date.

        INTEREST ON OPTIONAL CASH INVESTMENTS.    You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator two business days preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

10.   How do I make an optional cash investment over the maximum monthly amount?

        If you wish to make an optional cash investment in excess of $5,000 for any Investment Date, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should complete the Request For Waiver Form and send it to our Acting Chief Legal Officer via facsimile at 732-205-9015 no later than two (2) business days preceding the start of the Pricing Period for the applicable Investment Date. If we have approved your request for waiver, then you must send to the Administrator a copy of our written waiver approval along with your optional cash investment of greater than $5,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request For Waiver by the close of business on the last business day immediately preceding the first day of the Pricing Period. Please see Question 9 for other provisions relating to optional cash investments.

        We have the sole discretion to approve any request to make an optional cash investment in excess of the $5,000 maximum allowable amount. We may grant such requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

  •
  whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

  •
  our need for additional funds;

  •
  our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

  •
  the purchase price likely to apply to any sale of common stock;

  •
  the extent and nature of your prior participation in the Plan;

  •
  the number of shares of common stock you hold of record; and

  •
  the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

        If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

        MINIMUM WAIVER PRICE.    We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three business days before the first day of a Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

        We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

        In addition, after the conclusion of the Pricing Period, we will return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth ( 1/10) of the total amount of such optional cash investment (not just the amount exceeding $5,000) for each trading day that the Minimum Waiver Price is not met or for each day in which no trades are reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths ( 2/10) (or 20%) of such optional cash investment to you without interest.

        The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact our Acting Chief Legal Officer at (732) 590-1000 to learn whether we have set a Minimum Waiver Price for any Pricing Period.

        WAIVER DISCOUNT.    We may, at our sole discretion, grant a discount on the purchase of shares of common stock under the Plan to any person who purchases in excess of $5,000 of common stock in one month pursuant to an approved request for waiver. Such discount may be between 0% and 3%, inclusive, of the market price of the common stock. We will determine whether to set a Waiver Discount, and, if so, its amount, at least three business days before the first day of a Pricing Period. We do not presently intend to offer such a discount, and we cannot guarantee that we ever will do so.

        Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact our Acting Chief Legal Officer at (732) 590-1000 to learn whether we have set a Waiver Discount for any Pricing Period.

11.   What if I have more than one account?

        For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

        For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Certificates

12.   Will I receive certificates for shares of common stock purchased under the Plan?

        SAFEKEEPING OF CERTIFICATES.    Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your account in "book-entry" form. This service protects against the loss, theft or destruction of certificates evidencing shares of common stock.

        You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by such certificates to your account in "book-entry" form and will combine such shares with any whole and fractional shares then held in your account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 13 to learn how to sell your shares of common stock under the Plan.

        You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any such shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

        To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by mailing a written request to the Administrator.

        ISSUANCE OF CERTIFICATES.    Upon your telephonic, Internet or written request to the Administrator, the Administrator will issue and deliver to you certificates for all whole shares of common stock credited to your account. The Administrator will not issue certificates for fractional shares of common stock. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

        EFFECT OF REQUESTING CERTIFICATES IN YOUR NAME.    If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any fractional share. That cash payment will be based upon the then-current market price of our common stock less any service fee, any applicable brokerage commission and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on those shares.

        TRANSFER RESTRICTIONS.    You may not pledge, sell or otherwise transfer shares of common stock credited to your Plan account. If you wish to pledge, sell or transfer such shares, you must first request that we issue a certificate for such shares in your name.

Sale of Shares

13.   How do I sell shares of common stock purchased under the plan?

        SALE OF SHARES HELD IN YOUR ACCOUNT.    You may direct the Administrator to sell all or a portion of the shares of common stock credited to your account at any time by giving telephonic, Internet, or written instructions to the Administrator. The Administrator will make every effort to process your order on the day it is received and in no event later than five business days after the date on which the order is received.

        Even if you sell or transfer all of your shares of common stock in your account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your account unless you notify the Administrator to the contrary.

        COSTS OF SELLING SHARES.    The Plan requires you to pay all costs associated with the sale of your shares of common stock under the Plan. Please see the "Plan Service Fees Schedule" attached as Annex A hereto for a detailed description of such costs.

        SALE OF FRACTIONAL SHARES HELD IN YOUR ACCOUNT.    The Administrator will not sell a fractional share of common stock unless you request that the Administrator sell (or withdraw via a certificate issuance) all shares of common stock held in your account.

Reports

14.   How will I keep track of my investments?

        Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

  •
  total cash dividends received;

  •
  total optional cash investments received;

  •
  total number of shares of common stock purchased (including fractional shares);

  •
  price paid per share of common stock;

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  date of stock purchases; and

  •
  total number of shares of common stock in your Plan account.

        Please retain all transaction statements for your records. The statements contain important tax and other information, including the cost basis of any shares acquired after January 1, 2011.

Withdrawal

15.   How would I withdraw from participation in the plan?

        HOW TO WITHDRAW FROM THE PLAN.    You may withdraw from the Plan and thus discontinue reinvestment at any time by giving telephone, Internet or written instructions to the Administrator. If the Administrator receives such request on or after the record date for a dividend, the Administrator may either pay the dividend in cash or reinvest it under the Plan for the next Investment Date to purchase common stock on your behalf. If reinvested, the Administrator may sell the shares purchased and send the proceeds to you less any transaction fee, applicable per share fees and any other costs of sale. Per share fees include any applicable brokerage commissions the Administrator is required to pay.

        COSTS OF WITHDRAWING FROM THE PLAN.    There are no costs associated with your withdrawal from the Plan, other than costs associated with the sale of your shares. Please see the "Plan Service Fees Schedule" attached as Annex A hereto for a detailed description of such costs.

        ISSUANCE OF STOCK CERTIFICATES UPON WITHDRAWAL FROM PLAN.    After processing your request to discontinue reinvestment, any shares credited to your account will continue to be held in book-entry form. However, you may elect to have the Administrator issue to you stock certificates for any whole shares of common stock in your account. The Administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the common stock. After the Administrator terminates your account, dividends on any shares held in book-entry form and on any shares you held in stock certificate form will be paid in cash by check or direct deposit to a pre-designated account of your choice unless you decide to reinvest your dividends.

        SELLING SHARES UPON WITHDRAWAL FROM PLAN.    As an alternative to holding your shares in book-entry form or receiving stock certificates, upon termination of your Plan account you may request in writing that the Administrator sell all or a portion of the shares of common stock (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your shares of common stock, then the Administrator will issue to you certificates for the remaining shares (except for fractional shares). The Administrator will mail to you a check for the proceeds of such sale, less any transaction fee, applicable per share fees and any other costs of sale.

        REJOINING THE PLAN AFTER WITHDRAWAL.    After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term stockholder investment service.

Taxes

16.   What are some of the tax consequences of my participation in the plan?

        The following is a summary of certain U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax and other advisors for information about your specific situation. This summary does not address the tax implications of your ownership of shares of common stock of a REIT, including the effect of distributions made in respect of such shares. In addition to reading the following summary, please also review "Material United States Federal Income Tax Considerations."

        Our distributions to stockholders constitute dividends for U.S. federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a "capital gain" dividend or, in the case of stockholders taxed at individual rates who satisfy certain holding period requirements). To the extent that the distributions are in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares and to the extent in excess of your tax basis, will be taxable as a gain realized from the sale of your shares of common stock. Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction.

        If you participate in the Plan, it is expected that you will be treated for U.S. federal income tax purposes as having received, on the date the shares of our common stock are acquired, a distribution in an amount equal to the sum of (a) the fair market value of the shares on the date the shares were acquired with reinvested dividends and (b) any cash distributions actually received by you with respect to common stock not included in the Plan. The total amount of cash dividends and other distributions will be reported to you and to the United States Internal Revenue Service (the "IRS") on the appropriate tax form after the end of each year. When shares are purchased directly from us, the amount of the distribution will be the market price of the shares on the dividend reinvestment date, even if you acquired such shares at a discount. Your tax basis in shares of common stock acquired under the Plan with reinvested cash distributions will be equal to the fair market value of such shares as of the date of acquisition of shares on your behalf under the Plan. Your holding period for shares of our common stock acquired with reinvested cash distributions generally will commence on the day after the dividend payment date.

        You will not recognize gain or loss for U.S. federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

        We or the Plan Administrator may be required to deduct as "backup withholding" 28% (the rate under current law) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number ("TIN"); (b) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. If applicable, backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount. Backup withholding is not an additional tax and any amounts withheld may be credited if appropriate documentation is provided to the IRS.

        If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from U.S. federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign stockholder whose dividends are subject to U.S. federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

        Foreign stockholders who elect to make optional cash investments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in United States dollars and will be invested in the same way as payments from other participants.

        All costs of administering the Plan, except for costs related to your voluntary sale of our common stock, will be paid by us. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions.

        The foregoing is intended only as a general discussion of certain material U.S. federal income tax consequences of participation in the Plan and it may not contain all of the information applicable to certain participants, such as tax-exempt entities.

        We urge you to consult with your own tax advisors regarding the specific tax consequences to you of your participation in the Plan, including the federal, state, local and foreign tax consequences of acquiring, owning and selling our common stock acquired pursuant to the Plan in your particular circumstances and potential changes in applicable laws or interpretations thereof.

Other Matters

17.   How can I vote my shares of common stock?

        We will send you proxy materials for any meeting of stockholders in order to vote all whole shares of common stock credited to your account. You may vote your shares of common stock either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of stockholders.

18.   What are the costs of the Plan?

        We will pay all fees and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common stock under the Plan. You will be responsible for any fees payable in connection with your sale of shares or voluntary withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Annex A hereto for a detailed description of such costs.

19.   What are your and the Administrator's responsibilities under the Plan?

        We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to discontinue reinvestment of dividends upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of such death; (ii) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (iii) relating to any fluctuation in the market value of the common stock.

        We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or stockholders shall have any personal liability under the Plan.

20.   How are payments with "insufficient funds" handled?

        In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic debit, Computershare will consider the request for investment of that purchase null and void. Computershare will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25.00 charge for any check, electronic funds transfer or other deposit that is returned unpaid by your bank. This fee will be collected by Computershare through the sale of the number of shares from your Plan account necessary to satisfy the fee.

21.   Will interest be paid on Plan accounts?

        No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

22.   How will a stock split or a rights offering affect my Plan account?

        EFFECT OF A STOCK SPLIT.    We will adjust your account to reflect any stock split or dividend payable in shares of common stock. In such event, the Administrator will receive and credit to your account in book-entry form the applicable number of whole and/or fractional shares of common stock.

        EFFECT OF A RIGHTS OFFERING.    If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of shares of common stock, we will transfer the rights attributable to whole shares of common stock held in your account as soon as practicable after we issue such rights.

23.   How do I vote my Plan shares at stockholders' meetings?

        In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other stockholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders' meeting.

24.   Can I pledge my shares under the Plan?

        You may not pledge any shares of common stock credited to your Plan account. Any such pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw such shares from the Plan. See Question 13 to learn how to sell your shares under the Plan.

25.   How can I transfer my shares?

        You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your shares.

        You also may transfer ownership of all or part of the shares of common stock held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your shares.

26.   How do I replace a lost, stolen or destroyed share certificate?

        If your share certificate is lost, stolen or destroyed, you should notify Computershare immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist Computershare in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). Computershare will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 3% of the market value of the shares (minimum of $40.00) charged to purchase the replacement indemnity bond.

27.   Will dividends continue to be paid while the Plan is in effect?

        In order to continue to qualify as a REIT under the Code, we must distribute to our stockholders at least 90% of our REIT taxable income (with certain adjustments) each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline, and limits the capital available to us to internally fund growth. The requirements to qualify for REIT tax status under the Code are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT under the Code could adversely affect our tax status and reduce the amount of money available for distributions to our stockholders. Our board of directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our status as a REIT under the Code. While we expect to continue paying distributions to our stockholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

28.   I have just moved. How can I request a change of address or update other personal data?

        It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-800-317-4445 or write to them at the address provided in Question 4. You can also update your personal data through Computershare's online services at www.computershare.com/investor.

29.   Can the Plan be amended, modified, suspended or terminated?

        Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

30.   What happens if we terminate the Plan?

        Termination of the Plan will not affect your rights as a stockholder in any way, and any book-entry shares that you own will continue to be credited to your account unless you specifically request otherwise.

31.   Am I protected against losses?

        Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

        Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

        Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity. In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell—both as to timing and pricing terms and related expenses—or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

        Other important factors and risks are identified in Question 32 below and under Part I, Item 1A beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, as may be supplemented or amended from time to time under Part II, Item 1A of our Quarterly Reports on Form 10-Q.

32.   Are there any risks associated with the Plan?

        Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

  •
  There is no price protection for your shares in the Plan.  Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

  •
  The Purchase Price for shares purchased or sold under the Plan will vary.  The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date, or sale date, as appropriate.

  •
  We may not be able to pay dividends.  In order to qualify as a REIT under the Code, we must distribute to our stockholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status under the Code are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status under the Code, then we may not be able to make distributions to our stockholders.

  •
  You will not earn any interest on your dividends or cash pending investment.  No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

  •
  The market price for our common shares varies, and you should purchase shares for long-term investment only.  Although our shares of common stock currently are traded on the New York Stock Exchange, we cannot assure you that there will, at any time in the future, be an active trading market for our shares of common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

        Other important factors and risks are identified under Part I, Item 1A in our most recent Annual Report on Form 10-K and may be supplemented or amended from time to time under Part II, Item 1A of our Quarterly Reports on Form 10-Q.

33.   How will you interpret and regulate the Plan?

        We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any such actions taken by us or the Administrator.

34.   What law governs the Plan?

        The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

35.   Where will notices be sent?

        The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio. As required by the terms of the limited partnership agreement of Mack-Cali Realty, L.P., we must invest the net proceeds of any sale of our common stock or preferred stock in Mack-Cali Realty, L.P. in exchange for additional units of limited partnership interest.

 DESCRIPTION OF OUR COMMON STOCK

        The following description of our common stock is subject to and qualified by, the applicable provisions of our charter and bylaws.

General

        We are authorized under our charter to issue 190,000,000 shares of our common stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of common stock have no preemptive or cumulative voting rights. At April 3, 2014, 88,632,245 shares of our common stock were issued and outstanding. Our common stock currently is listed for trading on the New York Stock Exchange under the symbol "CLI."

        All shares of common stock to be outstanding following this offering will be, upon our receipt of the consideration therefor, duly authorized, validly issued, fully paid and non-assessable. We may pay dividends to the holders of our common stock if and when declared by our board of directors out of legally available funds. We intend to continue to pay quarterly dividends on our common stock. Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

        Under Maryland law, our stockholders generally are not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Ownership Limitations and Restrictions on Transfer

        Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the "Code"), more than 9.8% of our issued and outstanding capital stock. In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control. See "Certain Provisions of Maryland Law and our Charter and Bylaws."

        In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year, or during a proportionate part of a taxable year of less than 12 months. To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

        The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        If you beneficially own more than 5% of our outstanding capital stock, you must file a written response to our request for stock ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares of each class or series of stock you beneficially own and a description of how you hold the shares. In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT under the Code.

        These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Operating Partnership Agreement

        The partnership agreement of Mack-Cali Realty, L.P. requires that the consent of the holders of at least 85% of Mack-Cali Realty, L.P.'s partnership units is required:

  •
  to merge (or permit the merger of) Mack-Cali Realty, L.P. with another unrelated entity, unless Mack-Cali Realty, L.P. shall be the surviving entity in such merger;

  •
  to dissolve, liquidate, or wind-up Mack-Cali Realty, L.P.; or

  •
  to convey or otherwise transfer all or substantially all of the assets of Mack-Cali Realty, L.P.

        As of March 31, 2014, we, as general partner of Mack-Cali Realty, L.P., held approximately 88.5 percent of the outstanding common partnership units of Mack-Cali Realty, L.P. Consequently, approval of any of the foregoing transactions currently would not require the consent of any of the limited partners of Mack-Cali Realty, L.P.

        The partnership agreement also contains provisions restricting us from engaging in a merger or sale of substantially all of our assets, unless such transaction was one where all of the limited partners received for each partnership unit, an amount of cash, securities, or other property equal to the number of shares of common stock into which such partnership unit is convertible multiplied by the greatest amount of cash, securities or other property paid to a holder of one share of common stock in consideration of one share of common stock. However, if, in connection with a merger or sale of substantially all of our assets, a purchase, tender or exchange offer was made to all of the outstanding common stockholders, each partnership unit holder would receive the greatest amount of cash, securities, or other property which such partnership unit holder would have received had it exercised its redemption rights and received common stock in exchange for its partnership units immediately before such purchase, tender or exchange offer expires.

        We may merge with another entity, without any of the restrictions identified in the immediately preceding paragraph, so long as each of the following requirements are satisfied:

  •
  after a merger, substantially all of the assets owned by the surviving entity, other than partnership units we hold, are owned by Mack-Cali Realty, L.P. or another limited partnership or limited liability company which is the survivor of a merger with Mack-Cali Realty, L.P.;

  •
  the limited partners own a percentage interest of the surviving partnership based on the fair market value of the net assets of Mack-Cali Realty, L.P. and the fair market value of the other net assets of the surviving partnership before the transaction;

  •
  the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect before the transaction; and

  •
  such rights of the limited partners include the right to exchange their interests in the surviving partnership for at least one of: (A) the consideration available to such limited partners, or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the common stock.

Redemption Rights

        Certain individuals who received common units in Mack-Cali Realty, L.P. have the right to have their common units redeemed for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of such redemption, or, at our election, shares of our common stock, on a one-for-one basis. However, we may not pay for such redemption with shares of common stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in "Ownership Limitations and Restrictions on Transfer." As of March 31, 2014, the limited partners of Mack-Cali Realty, L.P. owned 11,518,069 common units, which may be redeemed, at our election, for an equal number of shares of our common stock.

Transfer Agent

        The transfer agent for our common stock is:

    Computershare Trust Company, N.A.
    P.O. Box 30170
    College Station, TX 77942-3170
    1-800-317-4445
    www.computershare.com/investor

PLAN OF DISTRIBUTION

        Except to the extent the Plan Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Plan Administrator the shares of common stock acquired under the Plan. The shares, including shares acquired pursuant to Request for Waiver forms, may be resold in market transactions on any national securities exchange on which our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange under the symbol "CLI."

        Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the $5,000 allowable maximum pursuant to request forms on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a Request for Waiver form, we may consider relevant factors including, among other things those factors discussed in "Terms and Conditions of the Plan—10. How do I make an optional cash investment over the maximum monthly amount?"

        We may sell common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person's purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to Request for Waiver forms.

        Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. You will pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

        The following description is a summary of certain provisions of Maryland law and of our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of our charter and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law.

Board of Directors

        Number; Vacancies.    Our bylaws provide that the number of our directors shall be established by the board of directors but shall never be less than the minimum number required by the Maryland General Corporation Law (which is not less than one), nor more than fifteen. We have also, in our bylaws, elected to be subject to certain provisions of Maryland law described below under the heading "Unsolicited Takeovers" which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board regardless of the reason for such vacancies. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than until the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

        Classified Board.    Pursuant to our charter, the directors are divided into three classes. Each class of directors serves a staggered three-year term, such that the term of one class of directors expires each year. As the term of each class expires, stockholders will elect directors in that class for a term of three years. Our directors serve for the terms for which they are elected and until their successors are duly elected and qualified. If our charter was amended to declassify our board of directors, then directors elected subsequent to such amendment to our charter becoming effective would serve until the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. Our stockholders will consider and vote on a proposal to declassify our board of directors at our 2014 annual meeting of stockholder on May 12, 2014.

        Removal of Directors.    Our charter provides that directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors. Neither the Maryland General Corporation Law nor our charter define the term "cause." As a result, removal for "cause" is subject to Maryland common law and to judicial interpretation and review in the context of the facts and circumstances of any particular situation.

        The staggered terms of our directors, the requirement of cause and a substantial stockholder vote for removal of any of our directors, and the exclusive right of the remaining directors to fill vacancies on the board make it more difficult for a third party to gain control of our board of directors and may discourage offers to acquire us even when an acquisition may be in the best interest of our stockholders.

Maryland Business Combination Act

        Under the Maryland Business Combination Act, unless an exemption applies, any "business combination" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations with an interested stockholder that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has exempted from the Maryland Business Combination Act, business combinations between certain affiliated individuals and entities and us. However, unless our board of directors adopts further exemptions, the provisions of the Maryland Business Combination Act will be applicable to business combinations between other persons and us.

Maryland Control Share Acquisition Act

        The Maryland Control Share Acquisition Act provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast by our stockholders on the matter. Shares owned by the acquiring person, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The Maryland Control Share Acquisition Act does not apply to:

  •
  shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

  •
  acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisitions of shares by certain affiliated individuals and entities, any of our directors, officers or employees and any person approved by our board of directors prior to the acquisition by such person of control shares. Any control shares acquired in a control share acquisition which are not exempt under the foregoing provision of our bylaws will be subject to the Maryland Control Share Acquisition Act.

Unsolicited Takeovers

        Under certain provisions of Maryland law described in part above under "Board of Directors—Number; Vacancies", relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the corporation's board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors even if the remaining directors do not constitute a quorum.

        These statutory provisions also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualified, and that the affirmative vote of at least two-thirds of all votes entitled to be cast by the stockholders generally in the election of directors shall be required in order to remove a director. Finally, these statutory provisions provide that a special meeting of stockholders need be called only upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting.

        An election to be subject to any or all of the foregoing statutory provisions may be made in the corporation's charter or bylaws, or by resolution of its board of directors. Any such statutory provision to which a corporation elects to be subject will apply even if other provisions of Maryland law or the corporation's charter or bylaws provide to the contrary.

        Through provisions in our charter and bylaws unrelated to the foregoing statutory provisions, (a) we have a classified board, (b) a two-thirds stockholder vote, as well as cause, is required to remove any director from our board of directors and (c) unless called by our chief executive officer or our board, the written request of the holders of shares entitled to cast not less than a majority of the votes entitled to be cast at such meeting is required to call a special meeting of stockholders. We have also elected in our bylaws to be subject to certain of the statutory provisions described above so that, as stated above under "Board of Directors—Number; Vacancies", our board of directors has the exclusive right to determine the number of our directors and the exclusive right to fill vacancies on our board of directors, and any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

        While our board is currently classified, we could, by an amendment to our charter approved by our stockholders, declassify our board. However, in the event of any such declassification, our board would retain the authority under the statutory provisions described above to reclassify the board without stockholder approval. Our stockholders will consider and vote on a proposal to declassify our board of directors at our 2014 annual meeting of stockholder on May 12, 2014.

Limitation of Liability and Indemnification of Directors and Officers

        As permitted by the Maryland General Corporation Law, our charter contains a provision limiting the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law. Under Maryland law, the liability of our directors and officers to us or our stockholders for money damages may be limited except to the extent that:

  •
  it is proved that the director or officer actually received an improper benefit in money, property or services; or

  •
  a judgment or other final adjudication was entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        We are authorized under our charter, and obligated under our bylaws and existing indemnification agreements, to indemnify our present and former directors and officers against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Also, under Maryland law, a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses.

        In addition to the circumstances in which Maryland law permits a corporation to indemnify its directors and officers, Maryland law requires that unless limited by the charter of the corporation, a director or officer who has been successful on the merits or otherwise in the defense of any proceeding or in the defense of any claim, issue or matter in a proceeding, to which he is made a party by reason of his services as a director or officer, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue or matter in which the director or officer has been successful. Our charter does not alter this requirement.

        We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

        The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act. Insofar as the above provisions may allow that type of indemnification, the Securities and Exchange Commission has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Charter and Bylaws

        Our charter may generally be amended only if such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least a majority of all votes entitled to be cast by our stockholders on the amendment. However, any amendment to the provisions in our charter relating to the removal of directors requires approval by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Mergers, Share Exchanges, Transfers of Assets

        Pursuant to our charter and Maryland law, with certain exceptions we cannot engage in a merger or consolidation, enter into a statutory share exchange in which we are not the surviving entity or sell all or substantially all of our assets, unless our board of directors adopts a resolution declaring the proposed transaction advisable, and the transaction is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast. In addition, the partnership agreement of Mack-Cali Realty, L.P. limits our ability to merge or sell substantially all of our assets under certain circumstances. See "Description of Common Stock—Operating Partnership Agreement."

Dissolution of the Company

        We may be dissolved only if the dissolution is declared advisable by a majority of the entire board of directors and approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the dissolution.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by, or at the direction of, the board of directors; or

  •
  by any stockholder of the Company who was a stockholder of record both as of the time notice of such nomination or proposal of business is given by the stockholder as set forth in our bylaws and as of the time of the annual meeting in question, who is entitled to vote at such annual meeting and who complies with the advance notice procedures set forth in our bylaws.

        Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law, Our Charter and Bylaws

        The Maryland Business Combination Act, the Maryland Control Share Acquisition Act, the provisions of Maryland law relating to unsolicited takeovers, the advance notice provisions of our bylaws, the provisions of our charter on classification of our board of directors and removal of directors and certain other provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or our change in control which might involve a premium price for holders of shares of our capital stock or otherwise be in their best interest.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes certain of the material U.S. federal income tax considerations relating to our taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and the ownership and disposition of our common stock.

        If we offer one or more additional series of common stock or preferred stock (including stock represented by depositary shares), guarantees of debt securities issued by Mack-Cali Realty, L.P. or one or more series of warrants to purchase common stock or preferred stock, the prospectus supplement would include information about certain material U.S. federal income tax consequences to holders of any of the foregoing.

        Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending on your particular tax situation;

  •
  you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass through entities) that the discussion below does not address;

  •
  the discussion below does not address any state, local or non-U.S. tax considerations; and

  •
  the discussion below deals only with stockholders that hold our common stock as a "capital asset," within the meaning of Section 1221 of the Code.

        We urge you to consult with your own tax advisors regarding the specific tax consequences to you of acquiring, owning and selling our common stock, including the federal, state, local and foreign tax consequences of acquiring, owning and selling our common stock in your particular circumstances and potential changes in applicable laws or interpretations thereof.

        The information in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including in private letter rulings and other non-binding guidance issued by the IRS), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the IRS concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the IRS nor any court is bound by any of the statements set forth herein and no assurance can be given that the IRS will not assert any position contrary to statements set forth herein or that a court will not sustain such position.

Taxation of the Company as a REIT

        Seyfarth Shaw LLP, which has acted as our tax counsel, has reviewed the following discussion and is of the opinion that it fairly summarizes the material U.S. federal income tax considerations relevant to our status as a REIT under the Code. The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not intended to be (and is not) tax advice.

        It is the opinion of Seyfarth Shaw LLP that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with our initial taxable year ended December 31, 1994, through and including our taxable year ended December 31, 2013, and that our current method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. We must emphasize that this opinion of Seyfarth Shaw LLP is based on various assumptions and certain representations made by our officers and our accountants as to factual matters and is conditioned upon such assumptions and representations being accurate and complete. Seyfarth Shaw LLP is not aware of any facts or circumstances that are not consistent with these representations and assumptions. Potential purchasers of the securities should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In general, our qualification and taxation as a REIT depends upon our ability to satisfy, through actual operating results, distribution, diversity of stock ownership, and other requirements imposed under the Code, none of which has been, or will be, reviewed by Seyfarth Shaw LLP. Accordingly, while we intend to continue to qualify to be taxed as a REIT under the Code no assurance can be given that the actual results of our operations for any particular taxable year has satisfied, or will satisfy, the requirements for REIT qualification.

        Commencing with our taxable year ended December 31, 1994, we have elected to be taxed as a REIT under the Code. We believe that commencing with our taxable year ended December 31, 1994, and for all of our subsequent taxable years through and including our taxable year ended December 31, 2013, we have been organized and have operated in such a manner so as to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. However, we cannot assure you that we will, in fact, continue to operate in such a manner or continue to so qualify as a REIT under the Code.

        If we qualify for taxation as a REIT under the Code, we generally will not be subject to a corporate-level tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the "double taxation" (i.e., a corporate-level and stockholder-level tax) that generally results from investment in a regular subchapter C corporation. However, we will be subject to U.S. federal income tax as follows:

  •
  First, we would be taxed at regular corporate rates on any of our undistributed REIT taxable income, including our undistributed net capital gains (although, to the extent so designated by us, stockholders would receive an offsetting credit against their own U.S. federal income tax liability for U.S. federal income taxes paid by us with respect to any such gains).

  •
  Second, under certain circumstances, we may be subject to the "corporate alternative minimum tax" on our items of tax preference.

  •
  Third, if we have (a) net income from the sale or other disposition of "foreclosure property," which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

  •
  Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

  •
  Fifth, if we should fail to satisfy the annual 75% gross income test or 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT under the Code because certain other requirements have been met, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income (90% for taxable years beginning on or before October 22, 2004) over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

  •
  Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amount actually distributed by us.

  •
  Seventh, if we were to acquire an asset from a corporation which is or has been a subchapter C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the day that we acquired the asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. The results described in this paragraph assume that no election will be made under Treasury Regulations Section 1.337(d)-7 for the subchapter C corporation to be subject to an immediate tax when the asset is acquired.

  •
  Eighth, for taxable years beginning after December 31, 2000, we could be subject to a 100% tax on certain payments that we receive from one of our "taxable REIT subsidiaries," or on certain expenses deducted by one of our "taxable REIT subsidiaries" (each, a "TRS") if the economic arrangement between us, the taxable REIT subsidiary and the tenants at our properties are not comparable to similar arrangements among unrelated parties.

  •
  Ninth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification under the Code because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

  •
  Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for REIT Qualification—In General

        To qualify as a REIT under the Code, we must elect to be treated as a REIT and must satisfy the income, asset, distribution, diversity of share ownership and other requirements imposed under the Code. In general, the Code defines a REIT as a corporation, trust or association:

  (1)
  which is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

  (7)
  that meets certain other tests, described below, regarding the nature of its income and assets.

        The Code provides that the first four requirements above must be met during the entire taxable year and that requirements (5) and (6) above do not apply to the first taxable year for which a REIT election is made and, thereafter, requirement (5) must exist during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of requirement (6) above, generally (although subject to certain exceptions that should not apply with respect to us), any stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code is treated as not held by the trust itself but directly by the trust beneficiaries in proportion to their actuarial interests in the trust.

        We believe that we have satisfied the first six requirements above for REIT qualification. In addition, our charter currently includes restrictions regarding the ownership and transfer of our common stock, which restrictions are intended to assist us in satisfying some of these requirements (and, in particular requirements (5) and (6) above). The ownership and transfer restrictions pertaining to our common stock are described herein under the heading "Description of Common Stock—Ownership Limitations and Restrictions on Transfer."

        In applying the REIT gross income and asset tests, all of the assets, liabilities and items of income, deduction and credit of a corporate subsidiary of a REIT that is a "qualified REIT subsidiary" (as defined in Section 856(i)(2) of the Code) ("QRS") are treated as the assets, liabilities and items of income, deduction and credit of the REIT itself. Moreover, the separate existence of a QRS is disregarded for U.S. federal income tax purposes and the QRS is not subject to U.S. federal corporate income tax (although it may be subject to state and local tax in some states and localities). In general, a QRS is any corporation if all of the stock of such corporation is held by the REIT, except that it does not include any corporation that is a TRS of the REIT. Thus, for U.S. federal income tax purposes, our QRSs are disregarded, and all assets, liabilities and items of income, deduction and credit of these QRSs are treated as our assets, liabilities and items of income, deduction and credit.

        A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local tax. Any dividends paid or deemed paid by any one of our TRSs will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our stockholders to the extent the dividends received from the TRS are paid to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under "—REIT Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under "—REIT Gross Income Tests," a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT, which, if performed by the REIT itself, could cause rents received by the REIT to be disqualified as "rents from real property." However, the Code contains several provisions which address the arrangements between a REIT and its TRSs which are intended to ensure that a TRS recognizes an appropriate amount of taxable income and is subject to an appropriate level of U.S. federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to the REIT. In addition, a REIT would be subject to a 100% penalty on some payments that it receives from a TRS, or on certain expenses deducted by the TRS if the economic arrangements between the REIT, the REIT's tenants and the TRS are not comparable to similar arrangements among unrelated parties. We have several TRSs and will endeavor to structure any arrangement between ourselves, our TRSs and our tenants so as to minimize the risk of disallowance of interest expense deductions or of the 100% penalty being imposed. Notwithstanding, however, it cannot be assured that the IRS would not challenge any such arrangement.

        Also, a REIT that is a partner in a partnership is deemed to own its proportionate share of each of the assets of the partnership and is deemed to be entitled to income of the partnership attributable to such share. For purposes of Section 856 of the Code, the interest of a REIT in the assets of a partnership of which it is a partner is determined in accordance with the REIT's capital interest in the partnership and the character of the assets and items of gross income of the partnership retain the same character in the hands of the REIT. For example, if the partnership holds any property primarily for sale to customers in the ordinary course of its trade or business, the REIT is treated as holding its proportionate share of such property primarily for such purpose. Thus, our proportionate share (based on capital) of the assets, liabilities and items of income of any partnership in which we are a partner, including Mack-Cali Realty, L.P. (and our indirect share of the assets, liabilities and items of income of each lower-tier partnership), will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Also, actions taken by Mack-Cali Realty, L.P. or other lower-tier partnerships can affect our ability to satisfy the REIT gross income and asset tests and the determination of whether we have net income from a prohibited transaction. For purposes of this section any reference to "partnership" shall refer to and include any partnership, limited liability company, joint venture and other entity or arrangement that is treated as a partnership for federal tax purposes, and any reference to "partner" shall refer to and include a partner, member, joint venturer and other beneficial owner of any such partnership, limited liability company, joint venture and other entity or arrangement.

        REIT Gross Income Tests:    In order to maintain our qualification as a REIT under the Code, we must satisfy, on an annual basis, two gross income tests.

  •
  First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain "hedging transactions" entered into after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

  •
  Second, at least 95% of our gross income, excluding gross income from prohibited transactions and, commencing with our 2005 taxable year, certain "hedging transactions," for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

        For this purpose the term "rents from real property" includes: (a) rents from interests in real property; (b) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated; and (c) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease. For purposes of (c), the rent attributable to personal property is equal to that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year.

        However, in order for rent received or accrued, directly or indirectly, with respect to any real or personal property, to qualify as "rents from real property," the following conditions must be satisfied:

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  such rent must not be based in whole or in part on the income or profits derived by any person from the property (although the rent may be based on a fixed percentage of receipts or sales);

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  such rent may not be received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly (including by attribution, upon the application of certain attribution rules): (i) in the case of any person which is a corporation, at least 10% of such person's voting stock or at least 10% of the value of such person's stock; or (ii) in the case of any person which is not a corporation, an interest of at least 10% in the assets or net profits of such person, except that under certain circumstances, rents received from a TRS will not be disqualified as "rents from real property" even if we own more than 10% of the TRS; and

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  the portion of such rent that is attributable to personal property for a taxable year that is leased under, or in connection with, a lease of real property may not exceed 15% of the total rent received or accrued under the lease for the taxable year.

        In addition, all amounts (including rents that would otherwise qualify as "rents from real property") received or accrued during a taxable year directly or indirectly by a REIT with respect to a property, will constitute "impermissible tenant services income" (and, thus, will not qualify as "rents from real property") if the amount received or accrued directly or indirectly by the REIT for: (x) services furnished or rendered by the REIT to tenants of the property; or (y) managing or operating the property ((x) and (y) collectively, "Impermissible Services") exceeds 1% of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to the property. For this purpose, however, the following services and activities are not treated as Impermissible Services: (i) services furnished or rendered, or management or operation provided, through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS; and (ii) services usually or customarily rendered in connection with the rental of space for occupancy (such as, for example, the furnishing of heat and light, the cleaning of public entrances, and the collection of trash), as opposed to services rendered primarily to a tenant for the tenant's convenience. If the amount treated as being received or accrued for Impermissible Services does not exceed the 1% threshold, then only the amount attributable to the Impermissible Services (and not, for example, all tenant rents received or accrued that otherwise qualify as "rents from real property") will fail to qualify as "rents from real property."

        We (through Mack-Cali Realty, L.P. and other affiliated entities) provide some services at the properties, which services we believe do not constitute Impermissible Services or, otherwise, do not cause any rents or other amounts received that otherwise qualify as "rents from real property" to fail to so qualify. If we or Mack-Cali Realty, L.P. were to consider offering services in the future which could cause any such rents or other amounts to fail to qualify as "rents from real property" then we would endeavor to arrange for such services to be provided through one or more independent contractors and/or TRSs or, otherwise, in such a manner so as to minimize the risk of such services being treated as Impermissible Services.

        In addition, we (through Mack-Cali Realty, L.P. and other affiliated entities) receive fees for property management and administrative services provided with respect to certain properties not owned, either directly or indirectly, entirely by us and/or Mack-Cali Realty, L.P. These fees do not constitute qualifying income for purposes of either the 75% gross income test or 95% gross income test. We (through Mack-Cali Realty, L.P. and other affiliated entities) also receive other types of income that do not constitute qualifying income for purposes of either of these two tests. We believe that our share of the aggregate amount of these fees and other non-qualifying income so received or accrued has not caused us to fail to satisfy either of the gross income tests. We anticipate that we will continue to receive or accrue a certain amount of non-qualifying fees and other income. In the event that our share of the amount of such fees and other income could jeopardize our ability to satisfy these gross income tests, then we would endeavor to arrange for the services in respect of which such fees and other income are received to be provided by one or more independent contractors and/or TRSs or, otherwise, in such manner so as to minimize the risk of failing either of the gross income tests.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for transactions to hedge indebtedness we incurred to acquire or carry "real estate assets" was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedged in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75% and 95% gross income tests. For this purpose, a "hedging transaction" means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.

        A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

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  the REIT has held the property for not less than two years;

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  the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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  either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made on or after July 31, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

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  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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  if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

        We will attempt to comply with the terms of safe-harbor provision in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction, including sales made in connection with implementing our multi-family strategy which may include selectively disposing of office and office/flex assets and re-deploying proceeds to multi-family rental properties, as well as the repositioning of a portion of our office properties and land held for development to multi-family rental properties. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to such corporation at regular corporate income tax rates.

        If we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year pursuant to a special relief provision of the Code which may be available to us if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the nature and amount of each item of income to our U.S. federal income tax return; and

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  the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

        We cannot state whether in all circumstances, if we were to fail to satisfy either of the gross income tests, we would still be entitled to the benefit of this relief provision. Even if this relief provision were to apply, we would nonetheless be subject to a 100% tax on any non-qualifying income.

        REIT Asset Tests:    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature and diversification of our assets (collectively, the "Asset Tests"):

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  at least 75% of the value of our total assets must be represented by "real estate assets" (which also includes any property attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument and only for the 1-year period beginning on the date the REIT receives such proceeds), cash and cash items (including receivables) and government securities ("75% Value Test");

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  not more than 25% of the value of our total assets may be represented by securities other than securities that constitute qualifying assets for purposes of the 75% Value Test;

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  except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% Value Test:

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  not more than 5% of the value of our total assets may be represented by securities of any one issuer;

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  we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer;

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    we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer ("10% Value Test"); and

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    not more than 20% (25% for our 2009 taxable year and thereafter) of the value of our total assets may be represented by securities of one or more TRSs.

        After initially meeting the Asset Tests at the close of any quarter of our taxable year, we would not lose our status as a REIT under the Code for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to facilitate compliance with the Asset Tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

        In applying the Asset Tests, we are treated as owning all of the assets held by any of our QRSs and our proportionate share of the assets held by Mack-Cali Realty, L.P. (including Mack-Cali Realty, L.P.'s share of the assets held by any lower-tier partnership in which Mack-Cali Realty, L.P. holds a direct or indirect interest).

        Securities, for purposes of the Asset Tests, may include debt that we hold in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the "straight debt" safe harbor; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury Regulations.

        Based on our regular quarterly asset tests, we believe that we have not violated any of the Asset Tests. However, we cannot provide any assurance that the IRS would concur with our beliefs in this regard.

        REIT Distribution Requirements:    To qualify for taxation as a REIT, we must, each year, make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (1) the sum of: (A) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we were to dispose of any asset acquired from a subchapter C corporation in a "carryover basis" transaction within ten years of the acquisition, we would be required to distribute at least 90% of the after-tax "built-in gain" recognized on the disposition of such asset.

        We must pay dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year's distribution requirement if one of the following two sets of criteria are satisfied:

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  the dividends are declared in October, November or December and are made payable to stockholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or

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  the dividends are declared before we timely file our U.S. federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and we elect on our U.S. federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

        Internal Revenue Service Revenue Procedure 2010-12, 2010-3 I.R.B, permits us to make taxable distributions of our stock (in lieu of cash) if (i) any such distribution is declared on or before December 31, 2012 with respect to a taxable year ending on or before December 31, 2011, and (y) each of our stockholders is permitted to elect to receive its entire entitlement under such declaration in either cash or shares of equivalent value subject to a limitation in the amount of cash to be distributed in the aggregate; provided that (i) the amount of cash that we set aside for distribution is not less than 10 percent of the aggregate distribution so declared, and (ii) if too many of our stockholders elect to receive cash, a pro rata amount of cash will be distributed to each such stockholder electing to receive cash, but in no event will any such stockholder receive less than its entire entitlement under such declaration.

        Even if we satisfy our distribution requirements for maintaining our REIT status, we will nonetheless be subject to a corporate-level tax on any of our net capital gain or REIT taxable income that we do not distribute to our stockholders. In addition, we will be subject to a 4% excise tax to the extent that we fail to distribute for any calendar year an amount at least equal to the sum of:

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  85% of our ordinary income for such year;

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  95% of our capital gain net income for such year; and

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  any undistributed taxable income from prior periods.

        As discussed below, we may retain, rather than distribute, all or a portion of our net capital gains and pay the tax on the gains and may elect to have our stockholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by us.

        We intend to make timely distributions sufficient to satisfy our annual distribution requirements for REIT qualification under the Code and which are eligible for the dividends-paid deduction. In this regard, the partnership agreement of Mack-Cali Realty, L.P. authorizes us, as the general partner of Mack-Cali Realty, L.P., to take such steps as may be necessary to cause Mack-Cali Realty, L.P. to make distributions to its partners at such times and which are sufficient in amount to enable us to satisfy the annual REIT distribution requirements.

        We expect that our cash flow will exceed our REIT taxable income due to the allowance of depreciation and other non-cash deductions allowed in computing REIT taxable income. Accordingly, in general, we anticipate that we should have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement for REIT qualification under the Code. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this requirement or to distribute an amount sufficient to enable us to avoid income and/or excise taxes. In such event, we may find it necessary to arrange for borrowings to raise cash or, if possible, make taxable stock dividends in order to make such distributions.

        In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, we may be able to rectify any resulting failure to meet the 90% distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

        Failure to Qualify as a REIT:    If we would otherwise fail to qualify as a REIT under the Code because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the gross income tests described above or a violation of the asset tests described above each of which have specific relief provisions that are described above.

        If we fail to qualify for taxation as a REIT under the Code in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Taxation of U.S. Stockholders

        When we refer to the term U.S. Stockholders, we mean a holder of our common stock that is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a domestic corporation;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

        Distributions Generally:    For any taxable year for which we qualify for taxation as a REIT under the Code, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

        As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. A noncorporate U.S. Stockholder will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year less any taxes paid by us during the previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Under current law, the highest marginal individual income tax rate on ordinary income is 39.6% while the highest individual income tax rate on long-term capital gains is generally 20%. In addition, such distributions may be subject to the 3.8% Medicare tax. Noncorporate U.S. Stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. Stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. Stockholder may be eligible for preferential rates of taxation. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. Stockholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Stockholder's adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

        Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

        U.S. Stockholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include the designated amount in determining the U.S. Stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Stockholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

        A U.S. Stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on "net investment income," which includes, among other things, dividends on gains from the sale or other dispositions of stock. If you are a U.S. Stockholder that is an individual, estate or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Company.

        Passive Activity Loss and Investment Interest Limitations:    Distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, a U.S. Stockholder will not be able to offset any of this income with any passive losses of the stockholder from other activities. Dividends received by a U.S. Stockholder from us generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of our stock or capital gain dividends generally will be excluded from investment income unless the stockholder elects to have the gain taxed at ordinary income rates.

        Sale/Other Taxable Disposition of Company Stock:    In general, a U.S. Stockholder will recognize gain or loss on its sale or other taxable disposition of our stock equal to the difference between the amount of cash and the fair market value of any other property received in such sale or other taxable disposition and the stockholder's adjusted basis in said stock at such time. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. Stockholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock held for more than 12 months. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

        Stockholders should consult with their own tax advisors with respect to their capital gain tax liability in respect of distributions received from us and gains recognized upon the sale or other disposition of shares of our common stock.

        Treatment of Tax-Exempt Stockholders:    Based upon published rulings by the IRS, distributions by us to a U.S. Stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness," within the meaning of the Code, and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Similarly, income from the sale of shares of our common stock will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

        For tax-exempt U.S. Stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, income from an investment in shares of our common stock will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares of our common stock. Such prospective investors should consult their own tax advisors concerning these "set-aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" is treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT under the Code but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. We do not expect to be classified as a "pension-held REIT."

The rules described above under the heading "Taxation of U.S. Stockholders" concerning the inclusion of our designated undistributed net capital gains in the income of its stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Special Tax Considerations For Non-U.S. Stockholders

        Taxation of Non-U.S. Stockholders:    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.

        Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the Non-U.S. Stockholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Stockholder to U.S. taxation on a net income basis) the Non-U.S. Stockholder generally will be subject to tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such income and is generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to us or the appropriate withholding agent or (b) the Non-U.S. Stockholder submits an IRS Form W-8 ECI (or a successor form) to us or the appropriate withholding agent claiming that the distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business and, in either case, other applicable requirements were met.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's shares, but rather will reduce the adjusted basis of such shares. For FIRPTA withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange of shares of stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a U.S. real property interest) generally will not be subject to U.S. federal income taxation unless (i) investment in the stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (except that a corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case such stockholder will be subject to a 30% tax on his or her capital gains.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, and subject to the exception described below, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's U.S. federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of Non-U.S. Stockholder status on IRS Form W-8 to determine whether withholding is required on gains realized from the disposition of U.S. real property interests. A U.S. Stockholder who holds shares of stock on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

        Capital gain distributions to Non-U.S. Stockholders that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest ("USRPI"), as long as (1) our common stock continues to be treated as being "regularly traded" on an established securities market in the United States and (2) the Non-U.S. Stockholder did not own more than 5 percent of our common stock at any time during the one-year period preceding the distribution. As a result, Non-U.S. Stockholders owning 5 percent or less of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock ceases to be regularly traded on an established securities market in the United States or the Non-U.S. Stockholder owned more than 5 percent of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described above.

        If a Non-U.S. Stockholder owning more than 5 percent of our common stock disposes of such common stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such Non-U.S. Stockholder (or a person related to such Non-U.S. Stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such Non-U.S. Stockholder under FIRPTA, then such Non-U.S Stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

        Gain recognized by a Non-U.S. Stockholder upon a sale of stock of a REIT generally will not be taxed under FIRPTA if the REIT is a "domestically-controlled REIT" (generally, a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign persons). Since it is currently anticipated that we will be a "domestically-controlled REIT," a Non-U.S. Stockholder's sale of our common stock should not be subject to taxation under FIRPTA. However, because our common stock is publicly-traded, no assurance can be given that we will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale of our common stock that is not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder's investment in the stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the amount realized by the seller on the sale of such stock.

Information Reporting Requirements and Backup Withholding Tax

        U.S. Stockholders:    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a U.S. Stockholder with respect to dividends paid unless the U.S. Stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. Stockholder that does not provide us with its correct taxpayer identification number. A U.S. Stockholder may credit any amount paid as backup withholding against the stockholder's U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify to us its non-foreign status.

        Non-U.S. Stockholders:    If you are a Non-U.S. Stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments; and

  •
  the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury Regulations, or

  •
  you otherwise establish your right to an exemption.

        Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish your right to an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by filing a refund claim with the IRS.

Tax Aspects of Mack-Cali Realty, L.P.

        General:    Mack-Cali Realty, L.P. holds substantially all of our investments. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of their partnership, and are potentially subject to tax thereon, without regard to whether distributions are made to them by the partnership. We include in our income our proportionate share of these Mack-Cali Realty, L.P. items (including our proportionate share of such items attributable to partnerships in which Mack-Cali Realty, L.P. owns a direct or indirect interest) for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT Asset Tests, we include our proportionate share of assets held by Mack-Cali Realty, L.P. and by partnerships in which Mack-Cali Realty, L.P. owns a direct or indirect interest.

        Tax Allocations with respect to Contributed Properties (Effects of Section 704(c) of the Code):    Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at such time (said difference, the "Book-Tax Difference"). These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts of, or other economic or legal arrangements among, the partners. Mack-Cali Realty, L.P. was formed by way of, and has since formation received, contributions of appreciated property (including interests in partnerships that have appreciated property). Consequently, in accordance with Section 704(c) of the Code and Mack-Cali Realty, L.P.'s partnership agreement, Mack-Cali Realty, L.P. makes allocations to its partners in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder.

        In general, those partners who have contributed to Mack-Cali Realty, L.P. property (including interests in partnerships that own property) that has a fair market value in excess of basis at the time of such contribution have been allocated lower amounts of depreciation deductions for tax purposes than would have been the case if such allocations were made pro rata. In addition, in the event of the disposition of any such property, all taxable income and gain attributable to such property's Book-Tax Difference generally will be allocated to the contributing partners, and we generally will be allocated only our share (and on a pro rata basis) of any capital gain attributable to post-contribution appreciation, if any. The foregoing allocations would tend to eliminate a property's Book-Tax Difference over Mack-Cali Realty, L.P.'s life. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate a property's Book-Tax Difference and could prolong a noncontributing partner's Book-Tax Difference with respect to such property. Thus, the carryover basis of a contributed property in the hands of Mack-Cali Realty, L.P. may cause us to be allocated: (a) lower tax depreciation and other deductions than our economic or book depreciation and other deductions allocable to us; and/or (b) more taxable income or gain upon a sale of the property than the economic or book income or gain allocable to us as a result of the sale. Such differing tax allocations may cause us to recognize taxable income or gain in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

        Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences (e.g., the "traditional method," the "traditional method with curative allocations," and the "remedial method"). Some of these methods could prolong the period required to eliminate the Book-Tax Difference as compared to other permissible methods (or could, in fact, result in a portion of the Book-Tax Difference to remain unaccounted for). We and Mack-Cali Realty, L.P. have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to previously-contributed properties. As a result of this determination, distributions to our stockholders could be comprised of more taxable income than would otherwise be the case. However, property that may hereafter be contributed to Mack-Cali Realty, L.P. is not bound to use the "traditional method." We and Mack-Cali Realty, L.P. have not determined whether

Mack-Cali Realty, L.P. will use the "traditional method," or some other permissible method, to account for any Book-Tax Difference with respect to any such hereafter contributed property. With respect to any purchased property that is not "replacement property" in a tax-free like-kind exchange under Section 1031 of the Code, such property initially would have a tax basis equal to its fair market value and Section 704(c) of the Code would not apply.

        Basis in Partnership Interests in Mack-Cali Realty, L.P.:    Our adjusted tax basis in our interest in Mack-Cali Realty, L.P. generally equals the amount of cash and the basis of any other property contributed by us to Mack-Cali Realty, L.P. (1) increased by our allocable share of the income and indebtedness of Mack-Cali Realty, L.P., and (2) decreased (but not below zero) by: (a) our allocable share of losses of Mack-Cali Realty, L.P.; (b) the amount of cash and adjusted basis of property distributed by Mack-Cali Realty, L.P. to us; and (c) the reduction in our allocable share of Mack-Cali Realty, L.P.'s indebtedness.

        If the allocation of our distributive share of Mack-Cali Realty, L.P.'s losses exceeds the adjusted tax basis of our partnership interest in Mack-Cali Realty, L.P., the recognition of such excess losses would be deferred to the extent that we have adjusted tax basis in our interest in Mack-Cali Realty, L.P. To the extent that Mack-Cali Realty, L.P.'s distributions, or any decrease in our allocable share of indebtedness (such decreases being considered a constructive cash distribution to the partners), exceeds our adjusted tax basis in our interest in Mack-Cali Realty, L.P., such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income would normally be characterized as capital gain, and if our interest in Mack-Cali Realty, L.P. has been held for longer than the long-term capital gain holding period (currently more than one year), such distributions and constructive distributions would constitute long-term capital gain income.

        Sale of the Properties:    Our distributive share of any gain realized by Mack-Cali Realty, L.P. on its sale of any property held by it as inventory or primarily for sale to customers in the ordinary course of its trade or business would be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the REIT gross income tests. Under existing law, whether Mack-Cali Realty, L.P. holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mack-Cali Realty, L.P. intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, renting and otherwise operating the properties, and to make such occasional sales of the properties, including peripheral land, as are consistent with Mack-Cali Realty, L.P.'s investment objectives.

State and Local Tax

        We and our stockholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. Our tax treatment and that of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 LEGAL MATTERS

        Ballard Spahr LLP, Baltimore, Maryland, issued an opinion to us regarding certain Maryland law matters, including the validity of the issuance of the equity securities offered by this prospectus. Seyfarth Shaw LLP, New York, New York, issued an opinion to us regarding certain tax matters, including the qualification and taxation of us as a REIT under the Code.

EXHIBIT A

PLAN SERVICE FEES SCHEDULE

Enrollment Fee for New Investors	No Charge
Initial Purchase of Shares	No Charge
Sale of Shares (partial or full)*
Transaction Fee	$15.00 per sale transaction
Trading Fee	$0.12 per share
Reinvestment of Dividends	No Charge
Optional Cash Purchases	No Charge
Gift or Transfer of Shares	No Charge
Safekeeping of Stock Certificates	No Charge
Certificate Issuance	No Charge
Returned Checks for Insufficient Funds	$25.00 per item
Duplicate Statements:
Current Year to 2 Years	No Charge
2 Years or Older	$5.00 per year requested

*
The Administrator will deduct the applicable fees from the proceeds of the sale. Per share fees include any applicable brokerage commissions the Administrator is required to pay.

WE RESERVE THE RIGHT TO AMEND OR MODIFY THIS PLAN SERVICE FEES SCHEDULE AT ANY TIME.

5,453,940 Shares

MACK-CALI REALTY CORPORATION

Common Stock

Mack-Cali Realty Corporation Dividend Reinvestment and
Stock Purchase Plan

PROSPECTUS

April 18, 2014

002CSN39B8

Part II

Information Not Required in the Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the registrant in connection with the distribution of the common stock being registered hereby. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee. All of such expenses are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$0	(1)
Printing and Engraving Expenses	10,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	30,000
Miscellaneous Expenses	10,000

Total	$100,000

(1)
The 5,4453,940 shares of common stock covered by this registration statement consist of 5,453,940 unsold shares of common stock (the "Unsold Securities") from the Registration Statement on Form S-3 filed by the registrant on April 27, 2011, File No. 333-173750 (the "2011 Registration Statement"). Pursuant to Rule 415(a)(6) under the Securities Act, the Unsold Securities and the related filing fee previously deemed paid in connection with the 2011 Registration Statement are being carried forward to this registration statement.

Item 15.    Indemnification of Directors and Officers.

        Our officers and directors are indemnified under Maryland law, our charter, our bylaws, and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the "Partnership Agreement of Mack-Cali Realty, L.P."), against certain liabilities. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

        The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions. Maryland law does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the Maryland law. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

        In addition to the circumstances in which the Maryland General Corporation Law permits a corporation to indemnify its directors and officers, the Maryland General Corporation Law requires a corporation to indemnify its directors and officers in the circumstances described in the following sentence, unless limited by the charter of the corporation. A director who has been successful, on the merits or otherwise, in defense of any proceeding or in the defense of any claim, issue, or matter in the proceeding, to which he is made a party by reason of his service as a director or officer shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue, or matter in which the director has been successful. Our charter does not alter this requirement.

        The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions. The Maryland General Corporation Law does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the Maryland General Corporation Law. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

        The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us, as general partner of Mack-Cali Realty, L.P., and our affiliates, officers, directors, agents and employees (collectively, our "Affiliates"), to the same extent indemnification is provided to our officers and directors in our charter and bylaws, and limits the liability of us and our officers and directors of Mack-Cali Realty, L.P.

        In addition, the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement. In addition, the Partnership Agreement of Mack-Cali Realty, L.P. provides that, we, as general partner of Mack-Cali Realty, L.P., and our Affiliates, shall not be liable, responsible, or accountable in damages or otherwise to Mack-Cali Realty, L.P., or any of its partners, for any acts or omissions performed or omitted within the scope of our authority as general partner, or otherwise conferred on us, as general partner, or our Affiliates, by the Partnership Agreement of Mack-Cali Realty, L.P., provided that we, as general partner, and our Affiliates, have acted in good faith and shall not be guilty of willful misconduct or gross negligence.

        We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and our bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or by our stockholders to eliminate the rights it provides.

        Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Securities and Exchange Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16.    Exhibits.

Exhibit No.	Description of Exhibit
3.1	Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Company's Form 8-K dated September 17, 2009 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Mack-Cali Realty Corporation dated June 10, 1999 (filed as Exhibit 3.2 to the Company's Form 8-K dated June 10, 1999 and incorporated herein by reference).
3.3
Amendment No. 1 to the Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 4, 2003, (filed as Exhibit 3.3 to the Company's Form 10-Q dated March 31, 2003 and incorporated herein by reference).
3.4
Amendment No. 2 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 24, 2006 (filed as Exhibit 3.1 to the Company's Form 8-K dated May 24, 2006 and incorporated herein by reference).
4.1
Form of common stock certificate (filed as Exhibit 4.1 to Post-Effective Amendment No. 1 to Mack-Cali Realty Corporation's registration statement on Form S-3 (File No. 333-44433) and incorporated herein by reference).
5.1	Opinion of Ballard Spahr LLP regarding certain Maryland law matters, including the validity of the securities being registered.
8.1	Opinion of Seyfarth Shaw LLP regarding tax matters.
23.1	Consent of Seyfarth Shaw LLP (included in Exhibit 8.1).
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on signature page).
99.1
Form of Stockholder Enrollment Form (filed as Exhibit 99.1 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.2
Form of Initial Enrollment Form (filed as Exhibit 99.2 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.3
Form of Request for Waiver Form (filed as Exhibit 99.3 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.4
Form of Broker and Nominee Form (filed as Exhibit 99.4 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).

Exhibit No.	Description of Exhibit
99.5	Form of Direct Registration Transfer Instruction Form (filed as Exhibit 99.5 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.6
Form of Direct Debit Authorization Form (filed as Exhibit 99.6 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).

(1)
To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

Item 17.    Undertakings.

A.
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 18th day of April, 2014.

MACK-CALI REALTY CORPORATION
By:	/s/ MITCHELL E. HERSH Mitchell E. Hersh President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell E. Hersh and Anthony Krug, or either of them, his or her attorneys-in-fact and agents, each with full power of substitution and re-substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Act granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM L. MACK William L. Mack	Chairman of the Board	April 18, 2014
/s/ MITCHELL E. HERSH Mitchell E. Hersh	President, Chief Executive Officer and Director (principal executive officer)	April 18, 2014
/s/ ANTHONY KRUG Anthony Krug	Chief Accounting Officer and Acting Chief Financial Officer (principal accounting and principal financial officer)	April 18, 2014
/s/ ALAN S. BERNIKOW Alan S. Bernikow	Director	April 18, 2014
/s/ KENNETH M. DUBERSTEIN Kenneth M. Duberstein	Director	April 18, 2014

Signature	Title	Date

/s/ NATHAN GANTCHER Nathan Gantcher	Director	April 18, 2014
/s/ JONATHAN LITT Jonathan Litt	Director	April 18, 2014
/s/ DAVID S. MACK David S. Mack	Director	April 18, 2014
/s/ ALAN G. PHILIBOSIAN Alan G. Philibosian	Director	April 18, 2014
/s/ IRVIN D. REID Irvin D. Reid	Director	April 18, 2014
/s/ VINCENT TESE Vincent Tese	Director	April 18, 2014
/s/ ROY J. ZUCKERBERG Roy J. Zuckerberg	Director	April 18, 2014

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Company's Form 8-K dated September 17, 2009 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Mack-Cali Realty Corporation dated June 10, 1999 (filed as Exhibit 3.2 to the Company's Form 8-K dated June 10, 1999 and incorporated herein by reference).
3.3
Amendment No. 1 to the Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 4, 2003, (filed as Exhibit 3.3 to the Company's Form 10-Q dated March 31, 2003 and incorporated herein by reference).
3.4
Amendment No. 2 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 24, 2006 (filed as Exhibit 3.1 to the Company's Form 8-K dated May 24, 2006 and incorporated herein by reference).
4.1
Form of common stock certificate (filed as Exhibit 4.1 to Post-Effective Amendment No. 1 to Mack-Cali Realty Corporation's registration statement on Form S-3 (File No. 333-44433) and incorporated herein by reference).
5.1	Opinion of Ballard Spahr LLP regarding certain Maryland law matters, including the validity of the securities being registered.
8.1	Opinion of Seyfarth Shaw LLP regarding tax matters.
23.1	Consent of Seyfarth Shaw LLP (included in Exhibit 8.1).
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on signature page).
99.1
Form of Stockholder Enrollment Form (filed as Exhibit 99.1 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.2
Form of Initial Enrollment Form (filed as Exhibit 99.2 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.3
Form of Request for Waiver Form (filed as Exhibit 99.3 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.4
Form of Broker and Nominee Form (filed as Exhibit 99.4 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.5
Form of Direct Registration Transfer Instruction Form (filed as Exhibit 99.5 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).
99.6
Form of Direct Debit Authorization Form (filed as Exhibit 99.6 to Registration Statement on Form S-3, File No. 333-155696, of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. and incorporated herein by reference).

(1)
To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.